Exhibit 99
1201 S. Second Street
Milwaukee, WI 53204
USA
Fax: 414.382.5560
News Release

Contact	John Bernaden	Rondi Rohr-Dralle
	Media Relations	Investor Relations
	Rockwell Automation	Rockwell Automation
	414.382.2555	414.382.8510
Rockwell Automation Reports Fourth Quarter 2009 Results
•	Revenue down 28 percent compared to the fourth quarter of fiscal 2008, up 6 percent sequentially

•	Diluted EPS of $0.20; $0.37 excluding restructuring charges

•	Company provides guidance for fiscal 2010 diluted EPS of $1.25 — $1.75
MILWAUKEE (November 9, 2009) — Rockwell Automation, Inc. (NYSE: ROK) today reported fiscal 2009 fourth quarter revenue of $1,074.4 million, down 28 percent compared to $1,484.3 million in the fourth quarter of fiscal 2008. Currency translation contributed 3 percentage points to the decline. Fiscal 2009 fourth quarter revenue was up 6 percent sequentially compared to the third quarter of this fiscal year. Fiscal 2009 fourth quarter net income was $28.9 million or $0.20 per share, compared to $125.6 million or $0.87 per share in the fourth quarter of fiscal 2008. Excluding restructuring charges from 2009 and special items from 2008, fiscal 2009 fourth quarter net income was $53.1 million or $0.37 per share, compared to $156.0 million or $1.08 per share in the fourth quarter of fiscal 2008.

Segment operating earnings were $79.6 million in the fourth quarter of fiscal 2009, down from $269.1 million in the same period of 2008. Earnings decreased primarily due to the significant revenue decline and the inclusion of restructuring charges in segment operating earnings in 2009, partially offset by cost reductions. Segment operating earnings, excluding restructuring charges of $33.1 million, were $112.7 million in the fourth quarter of fiscal 2009. Segment operating margin in the fourth quarter of fiscal 2009 was 7.4 percent compared to 18.1 percent in the fourth quarter of fiscal 2008. Excluding restructuring charges, segment operating margin in the fourth quarter of fiscal 2009 was 10.5 percent.
Full Fiscal Year 2009
Sales for the full fiscal year were $4,332.5 million, down 24 percent compared to $5,697.8 million in fiscal 2008. Foreign currency translation contributed 5 percentage points to the decline. Income from continuing operations was $217.9 million or $1.53 per share, compared to $3.90 per share in fiscal 2008. Segment operating earnings were $429.7 million, down 58 percent compared to $1,025.2 million in 2008. Full fiscal year 2009 free cash flow from continuing operations was $430.8 million. Return on invested capital was 10.7 percent.
Diluted EPS and net income, both excluding restructuring charges and special items; segment operating earnings and segment operating margin, both excluding restructuring charges; free cash flow and return on invested capital are non-GAAP measures that are defined in the attachments to this release under “Other Supplemental Information”.

Commenting on the results, Keith D. Nosbusch, chairman and chief executive officer, said, “2009 was clearly a difficult year with significant year-over-year revenue declines for the full year and the fourth quarter. However, sequential revenue growth for the quarter supports our view that macroeconomic conditions and demand trends are stabilizing.
“I am pleased with our accomplishments during this challenging year. We took decisive actions throughout the year to right-size the cost structure to current business conditions, including cost actions in the fourth quarter that will create additional tailwinds for fiscal 2010. Excluding the charges associated with these actions, segment margin improved sequentially for the quarter, reflecting the benefit of our cost reduction efforts and the earnings leverage we expect as sales improve.
“We also quickly aligned inventory levels to lower demand, effectively managed receivables in a difficult credit environment, and appropriately constrained capital spending, enabling us to generate strong free cash flow of over $430 million for the year.
“These accomplishments, made possible by the continued commitment of our employees, have allowed us to navigate this economic storm while continuing to invest in our core technologies and our most attractive growth opportunities.”

Outlook
Commenting on the outlook for fiscal 2010, Nosbusch said, “Based on improving macroeconomic indicators and stabilization in our own demand trends, it appears we have reached the bottom of the cycle. In this uncertain economic environment, I cannot predict the shape of the recovery, but I do not expect a sharp upturn. Accordingly, we will continue our operating discipline, with a focus on cost control and cash management. Given the timing of the revenue declines in fiscal 2009, we expect year-over-year revenue to be lower in the first half of fiscal 2010 with growth turning positive in the second half of the year. Based on a revenue outlook of $4.1 to $4.4 billion, we are providing fiscal 2010 earnings per share guidance of $1.25 to $1.75.”
Nosbusch added, “I am encouraged by how we strengthened our competitive advantage during the downturn. We expect that this, along with our dedicated employees and partners, strong balance sheet and improved cost position, will enable us to outperform the eventual market recovery. We believe we are positioned to deliver a solid 2010 and to grow faster than the underlying markets with accelerating benefits in 2011 and beyond. Our ongoing commitment to innovation, technology differentiation, domain expertise and thought leadership will enable us to continue to meet our customers’ global productivity and sustainability needs.”
Following is a discussion of fourth quarter results for both segments.

Architecture & Software
Architecture & Software fiscal 2009 fourth quarter sales were $424.1 million, a decrease of 31 percent from $617.1 million in the fourth quarter of fiscal 2008. Currency translation contributed 2 percentage points to the decline. Fiscal 2009 fourth quarter sales were up 6 percent sequentially compared to $399.5 million in the third quarter of this fiscal year. Segment operating earnings were $36.9 million in the fourth quarter of fiscal 2009 compared to $141.6 million in the fourth quarter of fiscal 2008. Architecture & Software segment operating margin was 8.7 percent in the fourth quarter of fiscal 2009 compared to 22.9 percent in the same period of 2008. Excluding restructuring charges, segment operating earnings in the fourth quarter of fiscal 2009 was $58.4 million and segment operating margin was 13.8 percent.
Control Products & Solutions
Control Products & Solutions fiscal 2009 fourth quarter sales were $650.3 million, a decrease of 25 percent from $867.2 million in the fourth quarter of fiscal 2008. Currency translation contributed 3 percentage points to the decline. Fiscal 2009 fourth quarter sales were up 6 percent sequentially compared to $611.3 million in the third quarter of this fiscal year. Segment operating earnings were $42.7 million in the fourth quarter of fiscal 2009 compared to $127.5 million in the fourth quarter of fiscal 2008. Control Products & Solutions segment operating margin was 6.6 percent in the fourth quarter of fiscal 2009 compared to 14.7 percent in the same period of 2008. Excluding restructuring charges, segment operating earnings in the fourth quarter of fiscal 2009 was $54.3 million and segment operating margin was 8.3 percent.

General Corporate — Net
Fiscal 2009 fourth quarter general corporate net expense was $31.2 million, $6.7 million higher than the fourth quarter of fiscal 2008, primarily due to funding of the Company’s charitable corporation. General corporate net expense for the full year was $80.3 million compared to $77.2 million in 2008.
Income Taxes
The effective tax rate for the fourth quarter of fiscal 2009 was negative 0.3 percent, compared to 28.9 percent for the fourth quarter of fiscal 2008. The tax rate for the quarter primarily benefited from the resolution of various tax matters related to prior years. The effective tax rate for the full year was 20.4 percent compared to 28.6 percent in 2008. In 2010, the Company expects the full year tax rate to be in the range of 21 to 25 percent, subject to quarterly variability.
Conference Call
A conference call to discuss our financial results will take place at 8:30 A.M. Eastern Time on November 9. The call and related financial charts will be webcast and accessible via the Rockwell Automation website (www.rockwellautomation.com).

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend” and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:
•	economic changes in global markets where we compete, such as currency exchange rates, inflation rates, recession, interest rates and the volatility and disruption of the capital and credit markets for us, our customers and our suppliers;

•	laws, regulations and governmental policies affecting our activities in the countries where we do business;

•	successful development of advanced technologies and demand for and market acceptance of new and existing products;

•	general global and regional economic, business or industry conditions, including levels of capital spending in industrial markets;

•	the availability, effectiveness and security of our information technology systems;

•	competitive product and pricing pressures;

•	disruption of our operations due to natural disasters, acts of war, strikes, terrorism or other causes;

•	intellectual property infringement claims by others and the ability to protect our intellectual property;

•	our ability to successfully address claims by taxing authorities in the various jurisdictions where we do business;

•	our ability to attract and retain qualified personnel;

•	the uncertainties of litigation;

•	disruption of our distribution channels;

•	the availability and price of components and materials;

•	successful execution of our cost productivity, restructuring and globalization initiatives; and

•	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission filings.
These forward-looking statements reflect our beliefs as of the date of filing this release. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Rockwell Automation, Inc. (NYSE: ROK), the world’s largest company dedicated to industrial automation and information, makes its customers more productive and the world more sustainable. Headquartered in Milwaukee, Wis., Rockwell Automation employs about 19,000 people serving customers in more than 80 countries.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Sales
Architecture & Software	$424.1	$617.1	$1,723.5	$2,419.7
Control Products & Solutions	650.3	867.2	2,609.0	3,278.1

Total sales	$1,074.4	$1,484.3	$4,332.5	$5,697.8

Segment Operating Earnings
Architecture & Software	$36.9	$141.6	$223.0	$584.7
Control Products & Solutions	42.7	127.5	206.7	440.5

Total segment operating earnings	79.6	269.1	429.7	1,025.2

Purchase accounting depreciation and amortization	(4.4)	(5.1)	(18.6)	(24.2)
General corporate — net	(31.2)	(24.5)	(80.3)	(77.2)
Interest expense	(15.2)	(16.1)	(60.9)	(68.2)
Special items	—	(46.7)	4.0	(46.7)

Income from continuing operations before income taxes	28.8	176.7	273.9	808.9
Income tax benefit (provision)	0.1	(51.1)	(56.0)	(231.3)

Income from continuing operations	28.9	125.6	217.9	577.6
Income from discontinued operations	—	—	2.8	—

Net income	$28.9	$125.6	$220.7	$577.6

Diluted earnings per share
Continuing operations	$0.20	$0.87	$1.53	$3.90
Discontinued operations	—	—	0.02	—

Net income	$0.20	$0.87	$1.55	$3.90

Average diluted shares	143.3	145.1	142.5	148.2

ROCKWELL AUTOMATION, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Sales	$1,074.4	$1,484.3	$4,332.5	$5,697.8
Cost of sales	(709.1)	(896.0)	(2,763.0)	(3,357.1)

Gross profit	365.3	588.3	1,569.5	2,340.7

Selling, general and administrative expenses	(316.8)	(397.6)	(1,228.0)	(1,482.1)
Other (expense) income	(4.5)	2.1	(6.7)	18.5
Interest expense	(15.2)	(16.1)	(60.9)	(68.2)

Income from continuing operations before income taxes	28.8	176.7	273.9	808.9
Income tax benefit (provision)	0.1	(51.1)	(56.0)	(231.3)

Income from continuing operations	28.9	125.6	217.9	577.6

Income from discontinued operations	—	—	2.8	—

Net income	$28.9	$125.6	$220.7	$577.6

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	September 30,	September 30,
	2009	2008
Assets
Cash and cash equivalents	$643.8	$582.2
Receivables	726.3	959.9
Inventories	436.4	575.5
Property, net	532.5	553.8
Goodwill and intangibles	1,144.1	1,165.8
Other assets	822.6	756.4

Total	$4,305.7	$4,593.6

Liabilities and Shareowners’ Equity
Short-term debt	$—	$100.1
Accounts payable	313.3	437.3
Long-term debt	904.7	904.4
Other liabilities	1,771.3	1,463.0
Shareowners’ equity	1,316.4	1,688.8

Total	$4,305.7	$4,593.6

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Twelve Months Ended
	September 30,
	2009	2008
Continuing operations:

Operating activities:
Income from continuing operations	$217.9	$577.6
Depreciation and amortization	134.1	136.5
Retirement benefits expense	48.5	44.0
Pension trust contributions	(28.8)	(39.2)
Receivables/inventories/payables	254.6	(141.2)
Compensation and benefits	(56.7)	15.4
Tax payments related to the gain on divestiture of Power Systems	—	(7.9)
Other	(43.2)	11.6

Cash provided by operating activities	526.4	596.8

Investing activities:
Capital expenditures	(98.0)	(151.0)
Acquisition of businesses, net of cash acquired	(30.7)	(110.8)
Proceeds from sale of property and business	4.0	7.7
Proceeds from sales of available for sale securities and short-term investments	4.8	36.3
Purchases of short-term investments	(8.4)	—
Other investing activities	(4.1)	(2.9)

Cash used for investing activities	(132.4)	(220.7)

Financing activities:
Net (repayment) issuance of debt	(100.0)	69.1
Cash dividends	(164.5)	(170.2)
Purchases of treasury stock	(53.5)	(359.1)
Proceeds from the exercise of stock options	11.3	13.2
Excess income tax benefit from share-based compensation	2.4	4.6
Other financing activities	(3.1)	(0.4)

Cash used for financing activities	(307.4)	(442.8)

Effect of exchange rate changes on cash	(24.5)	30.7

Cash provided by (used for) continuing operations	62.1	(36.0)

Discontinued Operations:
Cash used for discontinued operations	(0.5)	(6.0)

Increase (decrease) in cash and cash equivalents	$61.6	$(42.0)

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Organic Sales
Our press release contains information regarding sales excluding the effect of changes in currency and organic sales, which we define as sales excluding the effect of changes in currency exchange rates and acquisitions. We believe these non-GAAP measures provide useful information to investors because they reflect regional performance from our activities without the effect of changes in currency exchange rates and/or acquisitions. We use organic sales and sales excluding the effect of changes in currency as two measures to monitor and evaluate our regional performance. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the currency exchange rates that were in effect during the prior year. When we acquire businesses, we exclude sales in the current year for which there are no comparable sales in the prior period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year. Sales are attributed to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three and twelve months ended September 30, 2009 compared to sales for the three and twelve months ended September 30, 2008:

	Three Months Ended September 30,
	2009					2008
			Sales
		Effect of	Excluding
		Changes in	Changes in	Effect of	Organic
	Sales	Currency	Currency	Acquisitions	Sales	Sales

United States	$511.5	$1.3	$512.8	$(1.0)	$511.8	$730.7
Canada	68.5	3.1	71.6	(5.0)	66.6	99.8
Europe, Middle East, Africa	249.6	13.8	263.4	—	263.4	338.2
Asia-Pacific	159.0	7.9	166.9	(1.1)	165.8	198.8
Latin America	85.8	13.4	99.2	—	99.2	116.8

Total	$1,074.4	$39.5	$1,113.9	$(7.1)	$1,106.8	$1,484.3

	Twelve Months Ended September 30,
	2009					2008
			Sales
		Effect of	Excluding
		Changes in	Changes in	Effect of	Organic
	Sales	Currency	Currency	Acquisitions	Sales	Sales

United States	$2,209.2	$14.8	$2,224.0	$(5.1)	$2,218.9	$2,850.8
Canada	257.1	41.9	299.0	(11.9)	287.1	396.4
Europe, Middle East, Africa	962.1	116.1	1,078.2	(3.9)	1,074.3	1,319.0
Asia-Pacific	579.3	59.4	638.7	(1.3)	637.4	717.2
Latin America	324.8	64.6	389.4	—	389.4	414.4

Total	$4,332.5	$296.8	$4,629.3	$(22.2)	$4,607.1	$5,697.8

The following table reconciles reported sales to organic sales for our operating segments for the three and twelve months ended September 30, 2009 compared to sales for the three and twelve months ended September 30, 2008:

	Three Months Ended September 30,
	2009					2008
			Sales
		Effect of	Excluding
		Changes in	Changes in	Effect of	Organic
	Sales	Currency	Currency	Acquisitions	Sales	Sales

Architecture & Software	$424.1	$15.3	$439.4	$—	$439.4	$617.1
Control Products & Solutions	650.3	24.2	674.5	(7.1)	667.4	867.2

Total	$1,074.4	$39.5	$1,113.9	$(7.1)	$1,106.8	$1,484.3

	Twelve Months Ended September 30,
	2009					2008
			Sales
		Effect of	Excluding
		Changes in	Changes in	Effect of	Organic
	Sales	Currency	Currency	Acquisitions	Sales	Sales

Architecture & Software	$1,723.5	$116.7	$1,840.2	$(6.9)	$1,833.3	$2,419.7
Control Products & Solutions	2,609.0	180.1	2,789.1	(15.3)	2,773.8	3,278.1

Total	$4,332.5	$296.8	$4,629.3	$(22.2)	$4,607.1	$5,697.8

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. We account for share-based compensation under U.S. GAAP, which requires that we report the excess income tax benefit from share-based compensation as a financing cash flow rather than as an operating cash flow. We have added this benefit back to our calculation of free cash flow in order to generally classify cash flows arising from income taxes as operating cash flows.
In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate performance. Our definition of free cash flow may differ from definitions used by other companies.
Our definition of free cash flow excludes the operating cash flows and capital expenditures related to our discontinued operations. Operating, investing and financing cash flows of our discontinued operations are presented separately in our statement of cash flows. Cash flows from the operating activities of our discontinued operations are reported in our statement of cash flows net of their separately calculated income tax effects. U.S. federal and state income taxes paid as a result of the gain on sale of the principal businesses of our former Power Systems operating segment have been classified within continuing operations consistent with the cash proceeds. These taxes paid in the second, third and fourth quarters of fiscal 2008 have been excluded from free cash flow to present free cash flow that is representative of the performance of our continuing businesses.
The following table summarizes free cash flow by quarter:

	Quarter Ended
	Dec. 31,	March 31,	June 30,	Sept. 30,	Dec. 31,	March 31,	June 30,	Sept. 30,
	2007	2008	2008	2008	2008	2009	2009	2009

Cash provided by continuing operating activities	$101.5	$58.6	$192.2	$244.5	$48.8	$169.9	$189.9	$117.8
Capital expenditures of continuing operations	(26.3)	(33.5)	(43.0)	(48.2)	(27.4)	(18.3)	(21.8)	(30.5)
Tax payments related to the gain on divestiture of Power Systems	—	6.1	1.6	0.2	—	—	—	—
Excess income tax benefit from share-based compensation	2.9	0.6	0.4	0.7	0.4	0.5	0.4	1.1

Free cash flow	$78.1	$31.8	$151.2	$197.2	$21.8	$152.1	$168.5	$88.4

Return On Invested Capital
Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate performance. Our measure of ROIC is likely to differ from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Income from continuing operations, before special items, interest expense, income tax provision, and purchase accounting depreciation and amortization, divided by;
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents, multiplied by;
(c) one minus the effective tax rate for the period.
ROIC is calculated as follows:

	Twelve Months Ended
	September 30,
	2009	2008

(a) Return

Income from continuing operations	$217.9	$577.6
Interest expense	60.9	68.2
Income tax provision	56.0	231.3
Purchase accounting depreciation and amortization	18.6	24.2
Special items	(4.0)	46.7

Return	349.4	948.0

(b) Average invested capital
Short-term debt	70.1	325.1
Long-term debt	904.6	804.5
Shareowners’ equity	1,563.5	1,798.5
Accumulated amortization of goodwill and intangibles	648.3	619.0
Cash and cash equivalents	(576.0)	(728.0)

Average invested capital	2,610.5	2,819.1

(c) Effective tax rate
Income tax provision	56.0	231.3

Income from continuing operations before income taxes	$273.9	$808.9

Effective tax rate	20.4%	28.6%

(a) / (b) * (1-c) Return On Invested Capital	10.7%	24.0%

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except per share amounts)
Net Income Excluding Restructuring Charges and Special Items
Our press release contains financial information regarding net income excluding restructuring charges and special items, which is a non-GAAP financial measure. Management believes this provides useful information to investors because it reflects the operating performance of the continuing business excluding restructuring charges and special items. Management uses net income excluding restructuring charges and special items as a measure of company performance.
Net Income Excluding Restructuring Charges and Special Items is calculated as follows:

	Three Months Ended
	September 30,
	2009	2008

Net income	$28.9	$125.6
Restructuring charges, net of tax	24.2	—
Special items, net of tax	—	30.4

Net income excluding restructuring charges and special items	$53.1	$156.0

Diluted Earnings Per Share
Net income	$0.20	$0.87
Restructuring charges	0.17	—
Special items	—	0.21

Net income excluding restructuring charges and special items	$0.37	$1.08

Average diluted shares	143.3	145.1

Segment Operating Earnings and Margin Excluding Restructuring Charges
Our press release contains financial information regarding segment operating earnings and margin excluding restructuring charges, which are non-GAAP financial measures. Management believes these provide useful information to investors because they reflect the operating performance of the continuing business excluding restructuring charges. Management uses segment operating earnings and margin excluding restructuring charges as measures of company performance.
Segment Operating Earnings and Margin Excluding Restructuring Charges is calculated as follows:

	Three Months Ended
	September 30,
	2009	2008

Sales
Architecture & Software (a)	$424.1	$617.1
Control Products & Solutions (b)	650.3	867.2

Total (c)	$1,074.4	$1,484.3

Segment Operating Earnings
Architecture & Software	$36.9	$141.6
Control Products & Solutions	42.7	127.5

Total	$79.6	$269.1

Restructuring Charges
Architecture & Software	$21.5	$—
Control Products & Solutions	11.6	—

Total	$33.1	$—

Segment Operating Earnings Excluding Restructuring Charges
Architecture & Software (d)	$58.4	$141.6
Control Products & Solutions (e)	54.3	127.5

Total (f)	$112.7	$269.1

Segment Operating Margin Excluding Restructuring Charges
Architecture & Software (d/a)	13.8%	22.9%
Control Products & Solutions (e/b)	8.3%	14.7%
Total (f/c)	10.5%	18.1%